Exhibit (10.33)

Harold McGraw III Chairman, President and Chief Executive Officer	1221 Avenue of the Americas New York, NY 10020-1095 212 512 6205 Tel 212 512 4502 Fax hmcgraw@mcgraw-hill.com
November 2, 2010
Mr. Jack F. Callahan, Jr.
3608 Caruth Blvd
University Park, TX
Dear Jack:
I am extremely pleased to confirm our employment offer to you to join The McGraw-Hill Companies as Executive Vice President and Chief Financial Officer. In this position, you will report directly to me. Your base salary will be $31,250 semi-monthly ($750,000 computed on an annual basis). Your official start date will be on a mutually agreeable date.
Subject to the approval of the Compensation Committee of the Board of Directors:
•	You will receive a one-time cash signing bonus of $200,000 payable within 30 days of your start date. If within 12 months of your start date, you voluntarily separate from The McGraw-Hill Companies, you agree to full restitution of this amount to The McGraw-Hill Companies.

•	In the event that you do not receive a 2010 cash bonus from your current employer in the amount of $183,000, a cash payment of up to $183,000 will be made to you within 30 days of your employment in order to ensure that you receive a total payment of $183,000 for this award.

•	You will be eligible to participate in the 2011 McGraw-Hill Key Executive Short-Term Incentive Compensation Plan. Payment under the Plan, if any, will be based on the degree of achievement of the established financial objective(s) and your individual performance and contributions based on your manager’s assessment of your performance within the provisions of the pool-based program. For the 2011 Plan Year, your target opportunity will be $450,000. Payment is subject to your being employed by The McGraw-Hill Companies on the Plan payout date on or before March 15, 2012.

•	You will also be eligible to participate in the McGraw-Hill Long-Term Stock Incentive Program. Under this Program, for 2011 you will receive a long-term incentive opportunity of $1,000,000, of which 50% will be granted as Performance Share Units (PSU) and 50% as Stock Options. These stock-based awards will be made on April 1, 2011, and details will be provided in your grant documents.
www.mcgraw-hill.com

Your PSU Award will be determined by dividing 50% of your long-term incentive opportunity by $38.67 (a pre-established conversion value approved by the Compensation Committee of the Board of Directors). The achievement of the 2011 PSU Award will be based on the achievement of an Earnings Per Share growth goal established by the Compensation Committee, with the earned shares ranging from 0% of the target award up to a maximum of 200% of the target award.

The number of Stock Options you receive will be based on the fair value of $9.75, a pre-established conversion value approved by the Compensation Committee, (i.e., 50% of your long-term grant value divided by $9.75). The exercise price of your options will be the closing price of the Company stock on April 1, 2011. Your stock option grant will vest at the rate of 50% on the first anniversary of the grant and 50% on the second anniversary of the grant, and is exercisable for a ten-year period from the date of the grant.

Please note, if the actual stock price on April 1, 2011 is higher than the $38.67/$9.75 pre-established conversion values, the higher stock price and associated binominal value will be used to determine the number of units/options under your 2011 award.

•	In addition, you will receive a Restricted Stock Award with a value of $600,000. This award will be made within 30 days of your start date. Your award will vest at the rate of 50% on the second anniversary of the award and 50% on the fourth anniversary of the award. You will have voting rights and receive dividend equivalents on the shares during the restricted period.

•	As additional incentive, you will receive a cash bridge payment of $400,000 on or before March 15, 2012 and another cash bridge payment of $400,000 on or before March 15, 2013. It is understood and agreed that you will receive the full bridge payments for 2012 and 2013 unless you voluntarily terminate your employment or are terminated for Cause prior to the respective payment dates. In the event of a Change in Control, as defined under our incentive programs, any outstanding bridge payment(s) will be immediately paid to you in cash upon the consummation of the Change in Control.
It is our expectation that you will be purchasing a primary residence in the New York City metro area within one year after joining the Company and relocating (your family) at some point thereafter. As a result, you are eligible for relocation assistance through The McGraw-Hill Companies’ third party vendor. Additional information about relocation assistance will follow under separate cover. If within 12 months of your start date, you voluntarily separate from The McGraw-Hill Companies, you agree to full restitution of all expenses incurred by The McGraw-Hill Companies.
As additional consideration, you will be eligible for up to six months of reasonable temporary housing in Manhattan, and you will be eligible to travel home every other week during this six month period at the Company’s expense.

Additionally, you will be eligible for up to three months of coverage for duplicate housing costs, and you will be eligible for up to four days of the services of a specialized unpacking service to assist you in the move into your new home.
You will be eligible to receive all benefits routinely made available to all McGraw-Hill employees at comparable levels, and you will be subject to all applicable policies of The McGraw-Hill Companies.
Effective with your employment, you shall participate in the Senior Executive Severance Plan which currently provides a minimum of six months salary and a maximum of twelve months salary (depending on completed years of service) in the event of a “Termination of Employment at Company Convenience” as defined in the Plan. In addition, you will receive a supplemental payment, equal to your severance payment, provided you sign a release.
Effective with your employment, you will participate in the Management Supplemental Death and Disability Plan, which provides for pre-retirement death benefits equal to two times your annual base salary. Should you become disabled while employed by The McGraw-Hill Companies, you shall be provided with a monthly disability income benefit, as defined under the Plan, and reduced by certain plan-specified offsets.
Effective with your employment, you will be subject to Executive Stock Ownership Guidelines, which require senior executives to accumulate and hold ownership of the Company’s common stock in order to align executive interests with those of our shareholders. For your grade, the ownership level is equal to three times your base salary. There is no pre-set time period to acquire this amount of ownership; however you will be required to hold any shares you earn or acquire under the Long-Term Incentive Program — Restricted Stock, PSU Awards and Stock Options — until you meet the ownership requirement. Additional details on these guidelines will be sent to you separately.
For perquisites, you will be entitled to the following:
•	Access to 49th floor apartments in Headquarters Building for overnight stays in New York City

•	Personalized Parking Pass for garage in Headquarters Building

•	Reimbursement for tax preparation services up to $2,200 per year (begins for the tax year in which you join the Company)

•	First Class Air Travel Program

•	Annual Executive Physical

•	Allowance of up to $1,200 per year toward a health club membership

•	Access to 50th floor Private Dining Rooms in Headquarters Building
Please note that your offer of employment with The McGraw-Hill Companies is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor, Sterling Testing Systems. The investigation will include employment and education verification, as well as a criminal history and credit review.

This offer does not guarantee your employment with The McGraw-Hill Companies for a specific length of time. Therefore, neither you nor The McGraw-Hill Companies is making a commitment to the other to continue an employment relationship, which may be terminated by either of us at any time, subject only to the terms of this letter.
Under the Immigration Reform and Control Act of 1986, you must provide proof of your identify and eligibility to work in the United States within the first three days of your employment.
Jack, we are all pleased about your joining the management team here at The McGraw-Hill Companies. There will be many challenges ahead of you, and we are all confident that you have the background and expertise required to attain our growth objectives. If the terms of your employment as outlined above are acceptable, please indicate by signing and dating below. You should return the signed letter to me at your earliest convenience.
Sincerely,
Harold McGraw III
Signed and agreed to on this
9th day of November, 2010